EXHIBIT 5 - OPINION OF JOSEPH E. MULLANEY, ESQUIRE




August 1, 1994



The Gillette Company
Prudential Tower Building
Boston, MA 02199

Ladies and Gentlemen:

This opinion is furnished to you in connection with a registration statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of 3,317,440 shares of Common Stock, $1.00 par value (the "Shares"), of The Gillette Company, a Delaware corporation (the "Company").
The Shares to be sold are to be issued by the Company pursuant to the Company's ESOP. The trustee of the Company's ESOP will from time to time convert the Company's Series C ESOP Convertible Preferred Stock (the "ESOP Stock") into Shares on behalf of ESOP participants. Thereafter, the Company or the trustee will arrange for the sale of the Shares on behalf of electing ESOP participants.

I am the Vice Chairman of the Board of the Company, and I or attorneys on my staff or retained by the Company have acted as counsel to the Company in connection with the preparation of the Registration Statement and the documents, certificates and records governing the conversion of the ESOP Stock into Shares, the issue of the Shares by the Company and the sale by the Company or the trustee of the Shares. Wherever this opinion refers to any action taken by us, such action has either actually been taken by me or has been taken on my behalf by lawyers on the Company's staff or retained by the Company. For purposes of my opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

Based upon the foregoing, I am of the opinion that the Shares have been duly authorized and, when issued and sold on behalf of electing ESOP participants, will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as part of the Registration Statement and to the use of my name therein and in the related prospectus under the caption "Legal Matters."



The Gillette Company
August 1, 1994
Page Two





This opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Very truly yours,



/s/ Joseph E. Mullaney, Esq.


JEM/mc